NAME AND LIKENESS LICENSING AGREEMENT

THIS NAME AND LIKENESS LICENSING AGREEMENT (the “Agreement”), dated as of November 5, 2008, is by and between Carley Roney (“Licensor”) and The Knot, Inc., a Delaware corporation (the “Company”). The effective date of this Agreement shall be January 1, 2009 (the “Effective Date”).

WHEREAS, the parties desire that the Company pay Licensor an annual licensing fee for, among other things, use of her name and likeness for purpose of appearances on behalf of The Knot or any of its subsidiaries or divisions in person or any other appearances, in promotional television, radio or online formats.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Certain Definitions.

1.1  “Licensed Property” means (i) Licensor’s name, image, signature, voice and likeness and goodwill appurtenant thereto, (ii) photographic portraits, pictures, video recordings and audio recordings of the foregoing, as applicable, (iii) rights of publicity in and to her name, image, signature, voice, likeness, and other elements of her persona and identity, and (iv) all common law and statutory rights in the foregoing.

1.2  “Products” means any web site, magazine, book, television program, radio program, other video and/or audio programming, mobile or wireless content, Internet domain names, and all other online, digital, electronic and print products and services owned, operated or produced by or for the Company, its divisions and subsidiaries, in existence as of the Effective Date or created thereafter.

1.3  All other defined terms shall have the meanings ascribed to them in this Agreement or the recitals thereto.

2.  License.

2.1  Grant of License. Licensor hereby grants to the Company and its successors and assigns the worldwide license and right, exclusively and during the Term (in each case except as provided herein), to (A) use any element of the Licensed Property for any purpose in connection with the Products, including but not limited to (1) the publication, display, distribution and other exploitation of such elements in and through any and all media now known or hereafter developed, and (2) the promotion of the Company, its divisions and subsidiaries through the appearance in person by Licensor, (B) to sub-license to, or authorize, third parties to do the any of the foregoing, pursuant to the terms hereof, and (C) file applications for copyright, trademark, domain name and other similar registrations and obtain such registrations involving the Licensed Property.

2.2  Reservation of Rights. Use of Licensed Property, and the goodwill associated therewith, shall inure solely to Licensor. Except for the license granted hereunder and as otherwise provided herein, (a) as between the parties, Licensor retains any right, title and interest in and to the Licensed Property, and (b) the Company acknowledges and agrees that it will not have any right, title or interest in or to the Licensed Property, and the Company shall not make any claim of ownership or interest in or to such Licensed Property.

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3.  Fees.

3.1  Royalties. The license granted by Licensor to the Company pursuant to this Agreement shall be on a royalty-free basis except as set forth in this Section:

(a)  The Company shall pay Licensor an annual fee in the amount of one hundred thousand dollars ($100,000), payable during the Term in twenty four (24) equal installments on each of the Company’s regular payroll dates beginning after the Effective Date.

(b)  The Company shall pay Licensor royalties equal to thirty percent (30%) of the annual net revenues derived from the sales of the books she has authored, edited and/or co-written for the Company, its divisions or subsidiaries. Payment of the royalty amounts shall be accompanied by reasonable written detail of the basis therefor. Such royalty amounts shall be payable not later than March 31 of each year. Licensor shall have the right to audit the royalty payments no more than once per year, and any underpayments shall be immediately due and payable upon conclusion of the audit, plus interest at the rate of eight percent (8%) from the 60th day following the end of the applicable quarter with respect to which the underpaid amount was due. For the avoidance of doubt, the Company’s obligation to pay royalties under this section shall survive any expiration or termination of this Agreement.

(c)  The Company shall pay Licensor an annual non-accountable talent expense allowance in the amount of twenty five thousand ($25,000), payable during the Term in twenty four (24) equal installments on each of the Company’s regular payroll dates beginning after the Effective Date. This allowance shall be used to cover Licensor’s expenses for clothes for television, personal and other appearances while promoting, representing and endorsing the Company; hair and make-up expenses for maintenance and on-air appearances; and other expenses related to Licensor’s services for the Company.

3.2  Past Usage. The parties acknowledge that Licensor permitted the Company to use the Licensed Property before the Effective Date in connection with her employment by the Company, that such use was on a royalty-free basis, and that this Agreement does not create any right for Licensor to receive, or obligate the Company to make, any payment in connection therewith.

3.3  Taxes. If required by law, all payments by the Company to you pursuant to this Agreement will be subject to withholding of income, social security and employment taxes, in accordance with the Company’s normal practices.

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4.  Representations and Warranties.

4.1  Each party represents and warrants that:

(a)  it has full power (corporate or otherwise) and authority to enter into and perform its obligations under this Agreement, and all actions necessary to authorize the execution, delivery and performance of this Agreement have been taken by such party; and

(b)  neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any encumbrance pursuant to, the terms of any contract or agreement to which it is a party or by which it or any of its assets and properties are bound.

4.2  Licensor further represents and warrants to the Company that, as of the Effective Date, she exclusively owns all right, title and interest throughout the world in and to the Licensed Property, which Licensed Property has intrinsic value,.

5.  Term and Termination.

5.1  Term. The term of the Agreement shall consist of one or more successive one-(1) year periods, commencing on the Effective Date (the “Term”). At the conclusion of each one-year period within the Term, the Term shall automatically renew for another such period unless either Licensor or the Company provides written notice to the other party at least ninety (90) days before the end of the current period that the party providing such notice intends to terminate the Agreement at the end of such period. Licensor may terminate the Agreement at any time if the Company defaults on any payment obligation hereunder and does not cure such default within thirty (30) days of receiving written notice thereof. In addition, the Agreement shall automatically terminate (i) upon Licensor’s death or permanent disability, or (ii) if Licensor is no longer employed by the Company or any successor entity (except as otherwise provided by Section 5.2 below).

5.2  Termination. Upon a termination of this Agreement for any reason, the license provided herein shall become non-exclusive with respect to all Products in existence (whether publicly available or in development) on the date thereof and shall not include a license to use the Licensed Property in connection with any Product created thereafter, but shall otherwise continue in full force and effect in perpetuity, which shall include the right to maintain and/or renew all registrations then obtained or applied for. Notwithstanding anything to the contrary in this Agreement, if Licensor is no longer employed by the Company or any successor entity following a Change of Control (as defined in the Company’s Amended and Restated 1999 Stock Incentive Plan) due to her termination by the Company or its successor without “Cause” or her resignation for “Good Reason” (as those terms are defined in her employment agreement with the Company of even date herewith), at the option of the Company or its successor, the Agreement shall not terminate if the Company or its successor proposes in good faith a compensation structure, in addition to the fees payable hereunder, in consideration of her continuation of the license granted hereunder, that is accepted by Licensor and memorialized in a written amendment to this Agreement executed by each party. Notwithstanding the first sentence of this section, unless the parties enter into a written amendment to this Agreement pursuant to the immediately preceding sentence, the license provided herein shall terminate with respect to the Products listed on Schedule A upon any termination of this Agreement.

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6.  Indemnification. Each party (the “Indemnifying Party”) will indemnify, defend, and hold harmless the other party, and the other party’s affiliates, subsidiaries, successors and assigns (as applicable), and any of their respective officers, directors, employees and agents (each, an “Indemnified Party”), from and against any and all damages, liabilities, costs and expenses, including reasonable legal fees and expenses, in any third party lawsuit or proceeding based upon or otherwise arising out of a breach or alleged breach of the Indemnifying Party’s representations, warranties or covenants contained herein. Each Indemnified Party will (a) promptly notify the Indemnifying Party of such claim; (b) provide the Indemnifying Party with reasonable information, assistance and cooperation in defending the lawsuit or proceeding; and (c) give the Indemnifying Party full control and sole authority over the defense and settlement of such claim, subject to the Indemnified Party’s approval of any such settlement, which approval will not be unreasonably withheld or delayed.

7.  Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE, LOST BUSINESS, ANTICIPATED PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

8.  Miscellaneous.

8.1  Successors and Assigns. This Agreement is assignable by the Company to any successor of the Company which acquires all or substantially all of the stock, assets or businesses of the Company, whether by sale, merger, recapitalization or other business combination, without Licensor's consent, provided that any such successor or assignee shall provide Licensor with a written agreement that it shall be bound by all the terms of this Agreement. This Agreement shall be assignable by Licensor to any entity controlled by her, and inure to the benefit of and be binding upon the successors, legal representative, heirs and assigns of Licensor. Except as specified in this Section, this Agreement is not assignable.

8.2  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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8.3  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

8.4  Titles and Subtitles. The titles, subtitles and defined terms used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by facsimile if sent during normal business hours of the recipient, or if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be to the addresses as set forth below or at such other address as a party may designate pursuant to notice given by such party in accordance with the terms of this section:

If to Licensor:	Carley Roney
c/o The Knot, Inc.
462 Broadway, 6th Floor
New York, NY 10013

With a copy to:	Wendi S. Lazar, Esq.
Outten & Golden LLP
3 Park Avenue, 29th Floor
New York, NY 10016
Fax: (212) 977-4005

If to the Company:	The Knot, Inc.
Attention: General Counsel
462 Broadway, 6th Floor
New York, NY 10013
Fax: (877) 329-8060

8.6  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto (or their respective successors or permitted assigns).

8.7  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereto and no party shall be liable or bound to another party in any manner by any warranties, representations or covenants except as specifically set forth herein.

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8.9  No Employment Contract. Neither the execution of this Agreement nor the performance of any of the Company’s obligations hereunder shall confer upon Licensor any right to continue in the employment of the Company and nor do either constitute an agreement by the Company to employ or to continue to employ Licensor during the entire, or any portion of, the Term.

8.10  Remedies. The parties agree that the remedies at law for any material breach or threatened material breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

8.11  Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ CARLEY RONEY
CARLEY RONEY

THE KNOT, INC.

By: /s/ IRA CARLIN
Name: Ira Carlin
Title: Chairman, Compensation Committee of the Board of Directors

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SCHEDULE A

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“Ask Carley” column (page on Company website and related homepage promotion) - the Company may not use Carley Roney’s name, image or likeness in connection with the columns, but can use the text of the columns without those elements.

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Personal stories and personal photos related to Carley Roney - the Company may not use photos from Carley Roney’s wedding, but can use the story (which shall be presented in a manner substantially similar to the current presentation) and her name in the story.

•	Editor in Chief photos (pages on The Knot, The Nest and The Bump websites and in the related magazines) - the Company may not use Carley Roney’s name, image (photographic or otherwise) or likeness.

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